EXHIBIT 10.3

THE PNC FINANCIAL SERVICES GROUP, INC.

KEY EXECUTIVE EQUITY PROGRAM

Amended and Restated

(Effective as of April 6, 2004)

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”), through its predecessor, PNC Bank Corp., previously adopted and presently maintains The PNC Financial Services Group, Inc. Key Executive Equity Plan (the “Plan”), originally effective as of January 1, 1987, and the Corporation amended and restated the Plan in its entirety, effective January 1, 1999, and amended and restated the Plan in its entirety effective January 1, 2002;

WHEREAS, the Corporation desires to amend and restate the Plan in its entirety, effective April 6, 2004, to reflect certain amendments adopted by the Personnel and Compensation Committee of the Board of Directors of the Corporation regarding delegation of authority and to make certain clarifications deemed necessary or appropriate; and

WHEREAS, Section 7 of the Plan authorizes the Corporation to amend the Plan at any time.

NOW, THEREFORE, in consideration of the foregoing, the Plan is hereby amended and restated in its entirety to read as follows:

SECTION 1

DEFINITIONS

1.1	“Annual Base Salary” means for the purpose of determining life insurance benefits, the biweekly rate of pay that is in effect at the time a Participant retires under the Pension Plan, multiplied by 26.

1.2	“Beneficiary” means the person, persons, or entity designated as Beneficiary by the Participant in the records maintained for this Plan of the Prior Plans, or, absent such designation, the Beneficiary designated by the Participant under the Employer’s group life insurance plan, or, if no such designation exists, the Participant’s estate.

1.3	“Board” means the Board of Directors of the Corporation.

1.4	“Change in Control” has the meaning assigned such term in The PNC Financial Services Group, Inc. Supplemental Executive Retirement Plan as amended from time to time.

1.5	“Committee” means the Personnel and Compensation Committee of the Board.

1.6	“Corporation” means The PNC Financial Services Group, Inc. and any successors thereto.

1.7	“Disability” means the Participant’s eligibility to receive benefits under the Employer’s long-term disability plan.

1.8	“Employer” means the Corporation and any Subsidiary that has been designated by the Plan Manager as an Employer hereunder.

1.9	“Executive Bonus Plan” means the incentive award plans designated by the Plan Manager as participating hereunder.

1.10	“Participant” means all persons who were Participants in the Prior Plans and, at the discretion of the Board or the Committee, any other person employed by the Corporation and its Subsidiaries who has been designated to participate in the Plan.

1.11	“Pension Plan” means The PNC Financial Services Group, Inc. Pension Plan as amended from time to time.

1.12	“Plan” means The PNC Financial Services Group, Inc. Key Executive Equity Program, which is the Plan set forth in this document, as amended from time to time.

1.13	“Plan Manager” means any individual designated by the Committee to manage the operation of the Plan as herein provided or to whom the Committee has duly delegated any of its duties and obligations hereunder.

1.14	“Prior Plans” means the Executive Group Life Insurance Plan of Pittsburgh National Bank, the Death Benefit Section of the Supplemental Excess Retirement Plan of Provident National Bank, the Supplemental Insurance Plan of Marine Bank, and the Supplemental Insurance Plan of Northeastern Bank.

1.15	“Retirement” means that the Participant has attained at least age 55 and completed five years of Vesting Service.

1.16	“Subsidiary” means any business entity the equity of which (directly or indirectly) is owned 50% or more by the Corporation.

1.17	“Trust” means the grantor trust established by the Corporation to assist in funding its obligations under the Plan.

1.18	“Vesting Service” has the meaning assigned to such term in the Pension Plan.

SECTION 2

BENEFITS

2.1	Pre-Retirement Life Insurance

Except as provided in the following subparagraphs for Participants in Prior Plans, the pre-retirement life insurance benefit will be equal to the amount of insurance elected by the Participant or assigned by the Employer.

(a)	Pittsburgh National Bank

The benefit will be an amount which is equal to the Annual Base Salary multiple elected by the Participant under the Executive Group Life Insurance Plan of Pittsburgh National Bank.

(b)	Provident National Bank

The benefit will be an amount equal to three times the Participant’s Annual Base Salary rate in effect on January 30, 1985.

(c)	Marine Bank

The benefit will be an amount equal to three times the Participant’s Annual Base Salary rate in effect on January 30, 1985.

2.2	Post-Retirement Life Insurance Benefit

Except as provided in the following subparagraphs for Participants in the Prior Plans, the post-retirement life insurance benefit will be equal to an amount which is equal to the Participant’s Annual Base Salary rate in effect immediately preceding the Participant’s Retirement.

(a)	Pittsburgh National Bank

The benefit will be an amount which is equal to the multiple of the Annual Base Salary elected by the Participant under the Executive Group Life Insurance Plan of Pittsburgh National Bank.

(b)	Marine Bank

The benefit will be equal to three times the Annual Base Salary rate in effect on January 30, 1985.

(c)	Northeastern Bank

The benefit will be equal to the face amount of the individually owned policy less amounts due Northeastern Bank to satisfy the insurance obligation.

2.3	Termination of Future Coverage For Designated Participants

Effective April 1, 2002, coverage under, and future participation in, the Plan, will cease for certain Participants who are identified and designated by the Corporation and who are given notice of the termination of future coverage prior to April 1, 2002. The accumulated cash surrender value, if any, on individual policies of insurance covering such designated Participants will be calculated as of April 1, 2002. The accumulated cash surrender value determined as of April 1, 2002 will be the sole benefit payable to such designated Participants in accordance with the terms of the Plan and policies, provided other conditions for payment as set forth in the Plan and policies have been satisfied by any such designated Participant.

SECTION 3

RIGHTS OF PARTICIPANTS

No Beneficiary will have any rights to any payment under this Plan except at the death of the Participant, and in no event will the interests of Participants or Beneficiaries under this Plan be in any way subject to their debts or other obligations and may not be voluntarily or involuntarily sold, transferred or assigned without the express written consent of the Corporation.

SECTION 4

TERMINATION OF EMPLOYMENT

If a Participant’s employment with the Employer is terminated for any reason other than Retirement, Disability or death, all benefits provided by this Plan will cease.

SECTION 5

TRUST FUND

No assets of the Corporation or any Employer will be segregated or earmarked in respect to any benefits, and all such benefits will constitute unsecured contractual obligations of the Employer.

If the Corporation chooses to contribute to the Trust to offset its obligation under this Plan, all assets or property held by the Trust will at all times remain subject to claims of the general creditors of the Corporation or any Employer.

SECTION 6

CLAIMS PROCEDURE

6.1	Initial Claim

Claims for benefits under the Plan will be filed with the Plan Manager. If any Participant or Beneficiary claims to be entitled to a benefit under the Plan and the Plan Manager determines that such claim should be denied in whole or in part, the Plan Manager will notify such person of the Plan Manager’s decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 60 days after the claim is received by the Plan Manager. If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim.

6.2	Review Procedure

Within 60 days after the date on which a Participant or Beneficiary receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred), such person (or his or her duly authorized representative) may (i) file a written request with the Committee for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Committee. If the decision on review is not made within such period, the claim will be considered denied.

6.3	Claims and Review Procedure Not Mandatory After a Change in Control

After the occurrence of a Change in Control, the claims procedure and review procedure provided for in this Section 6 will be provided for the use and benefit of Participants who may choose to use such procedures, but compliance with the provisions of this Section 6 will not be mandatory for any Participant claiming benefits after a Change in Control. It will not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Employee claims entitlement.

SECTION 7

AMENDMENT AND TERMINATION

The Plan may be amended or terminated by the Board or the Committee at any time, and any Subsidiary that has adopted the Plan may withdraw from further participation in the Plan at any time; provided, however, that no such amendment, termination or withdrawal will reduce or adversely affect any amounts due hereunder to the Beneficiary of a Participant.

After a Change in Control, the Plan may not be amended in any manner that adversely affects the administration or payment of a Participant’s benefits hereunder (including but not limited to the timing and form of payment of benefits hereunder) without the consent of the Participant nor may the provisions of this Section 7, Section 8 or Section 9 be amended after a Change in Control with respect to a Participant without the written consent of the Participant; provided, however, that the failure of a Participant to consent to any such amendment will not impair the ability of the Board or the Committee to amend the Plan with respect to any other Participant who has consented to such amendment.

SECTION 8

CERTAIN REQUIRED POLICY TRANSFERS

If, after a Change in Control, either (i) the Plan is terminated and is not replaced by a plan that provides substantially equivalent benefits to Participants in this Plan or (ii) the Corporation ceases making premium payments on one or more of the split dollar life insurance policies (the “Split Dollar Policies”) that cover Participants hereunder, then (x) in the case of a termination described in the precedent clause (i), all of the Split Dollar Policies will be promptly transferred to the respective Participants on whose lives the policies were issued, and (y) in the case of a cessation of premium payments described in the preceding clause (ii), the Split Dollar Policies on which premiums have ceased will be promptly transferred to the respective Participants on whose lives the policies were issued. Such transfers will be made without the payment of any consideration by the affected Participants.

SECTION 9

SUCCESSORS

In addition to any obligations imposed by law upon any successor(s) to the Corporation and the Employers, the Corporation and the Employers will be obligated to require any successor(s) (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Corporation and the Employers to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Corporation and the Employers would be required to perform it if no such succession had taken place; in the event of such a succession, references to “Corporation” and “Employers” herein will thereafter be deemed to include such successor(s).

SECTION 10

ADMINISTRATION; DELEGATION

This Plan will be administered by the Committee, and it will have the sole authority to resolve any questions that arise hereunder.

The Board or the Committee may, in its sole discretion, delegate authority hereunder, including but not limited to delegating authority to amend, administer, interpret, construe or vary the Plan, to the extent permitted by applicable law or administrative or regulatory rule.

SECTION 11

GOVERNING LAW

This Plan will be governed according to the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions, to the extent not preempted by federal law.

SECTION 12

FUNDING OF BENEFITS

In the sole discretion of the Corporation, the Corporation may establish a grantor trust and make contributions thereto for the purpose of providing a source of funds to pay benefits as they become due and payable hereunder; provided, however, that no such trust will result in a

Participant being required to include in gross income for federal income tax purposes any benefits payable hereunder prior to the date of actual payment. Notwithstanding the establishment of any such trust, a Participant’s rights hereunder will be solely those of a general unsecured creditor.

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IN WITNESS WHEREOF, these amendments to and restatement of The PNC Financial Services Group, Inc. Key Executive Equity Program have been adopted by The PNC Financial Services Group, Inc. by or pursuant to authority delegated by the Personnel and Compensation Committee of its Board of Directors, effective as of this 6th day of April, 2004.